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                                                                    EXHIBIT 10.2

                                Lease Agreement


Lessor:                Panyu Tian Le Electrical Appliance Manufacturing
                       Co., Ltd. (Tian Le)

Legal Address:         Nan De Highway, South side, Zhi Village, Dashi
                       Village, Dashi town, Panyu Municipality, Guangdong
                       Province

Legal Representative:  Mr Su Xin Rong



Lessee:                Panyu D.V.S. Electrical Appliances Manufacturing
                       Co., Ltd. (DVS)

Legal Address:         Nan De Highway, South side, Zhi Village, Dashi
                       Village, Dashi town, Panyu Municipality, Guangdong
                       Province

Legal Representative:  Dr Edmund Sun


In accordance with "the Economic Contracts of the People's Republic of China," and other related regulations, for the purpose of securing the rights and obligations of Lessor and Lessee, through consultations, it is mutually agreed to execute this agreement.

1.  Name and quantity of lease property

    (1)  The site (referred to Appendix I of Joint Venture Agreement's)

    (2) All of the buildings and other situations located on the site including the Video CD and amplifier factory buildings, two dormitory buildings and a power transformer station.

    (3) Machinery, equipment, facilities (referred to Joint Venture Agreement and attachment list to be confirmed afterwards)

2.  Lease term

    This lease if for two years, commencing December 1st, 1997 to November 30th, 1999.

3.  Base rent and lease payment's time schedule.

    (1) The monthly rent is RMB650,000, payable before 10th of each month. The Lessee can not use excuse to delay the payment.
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     (2)  Within 10 days when signing this agreement, Lessee shall pay RMB
          1,950,000 to Lessor as security deposit which will be returned to Lessee after completion of the lease without interest.

     (3) During the term of said lease Lessor is responsible for all rent, property, occupancy and other taxes that are assessed based on the Joint Venture's leased property. Local government's fees, water and electricity bills shall be paid by Lessee.

4.   The maintenance and repairs during term of lease

     Lessee is responsible to pay for repairs & maintenance of machineries and equipments. Lessor is responsible to pay for the normal repairs & maintenance of the leased property, the site, all of the buildings, and other structures located on the site, including without limitation the Video CD and amplifier factory buildings, two dormitory building and a power transformer station except that Lessee must reasonably use said property and will be responsible for damages due to its failure to not reasonable use said property.

5.   Other agreed matters

     (1) Lessee's all activities being conducted by using the leased property must comply with the rules and regulations of the government, Lessee must not engage in any illegal business on the premises.

     (2) Lessee shall not sell the leased property, shall not use the leased property, for mortgage and for other party's guaranty.

     (3) Without Lessor's approval, Lessee may not sublet or letting any third party to use more than 50% of the leased property. However, Lessor without good reason shall not withhold the sublease, written consent shall be given to Lessee.

     (4) Lessee may not disassemble and reconstruct the leased property without Lessor's approval.

     (5) During the lease, Lessor must insure the leased property from the insurance company, the insurance premium must be paid by Lessor. According to the actual conditions, except normal wearing and tearing. Lessee shall be responsible for damages are caused by the improper use of the leased property.
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     (6)  Lessee and Joint Venture

          By providing the appropriate documentation describing the transaction is provided to Tian Le. The lease may be assigned by Lessee to any company acquiring or merging with the Joint Venture, or any corporation owning or controlling DVS or owned or controlled by DVS.

     (7) During the lease term, with advance notice and under reasonable situation, Lessor accompanied by Lessee may enter the premises to inspect the conditions of the properties and for related business purposes.

     (8) During the lease, both parties are not responsible for any Acts of God, natural disaster where damages caused by themselves force majeure and uncontrollable Government's condemnation proceeding, thus the lease can not be carried on.

6.   Obligation for breach of lease by Lessor and Lessee

     (1) In the event Lessor contravenes Article 2 of this agreement, unable to lease the properties to Lessee for use within 30 days, Lessor needs to pay 3% of month rent per day to Lessee as penalty. Lessee will reserve the rights to terminate the lease agreement and Lessor shall refund all rental deposits and rentals already received together with interest rate currently charged by the bank for the intervening period, from the date the captioned money paid to the Lessor and the date money refunded to Lessee at last.

     (2) In the event Lessor involuntarily loses the ownership of or right to lease the leased property, Lessor shall pay Lessee a termination fee of three months rent under the lease if Lessee has at least one year's notice before it loses possession of the leased property or six months rent under the lease of the Joint Venture has less than one-year's notice before it loses possession of the leased property.

     (3) Lessor agrees to pledge all its leased machineries, equipments to Lessee as collateral granting Lessee the right to forfeit the above-stated properties on the premises as soon as Lessor breaches the terms and conditions of this lease agreement after the judgment from the court. Any money in excess of the amount owed to the Lessee and damages will be returned to Lessor. Both parties agree to register this collateral (mortgage) at the Industrial & Commercial Bureau after signing this agreement. Lessor represents no current liens or pledges of subject machineries and equipments to any 3rd party.
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     (4)  Lessee shall pay rent late charges in the amount of 3% of this month rent per day upon written notice via registered mail to Lessee to the attention of Mr. Edmund Sun but without immediate rectification from Lessee. If Lessee does not pay rental after 20 days overdue, or intentionally pay monthly rental 20 days after the due date for three consecutive months, Lessor is entitled to forfeit three month security deposit and may terminate the lease.

7. The leasehold shall be for a two-year term and may be renewed by Lessee for successive additional one-year term at the option of Lessee and upon six month's written notice prior to expiration of the current term. Lessor shall not refuse Lessee's option for renewal. However, Lessor may cancel the lease at any time after the initial two-year term by giving Lessee one year's notice and paying it a calculated based on the rent for final month of the lease for three-month rent. The rent for renewal periods shall be 650,000 RMB per month.

8.   Indemnification

     Lessor guarantees that it has the authority to lease "the leased property" to Lessee without obtaining the approval of any governmental agency or other third party and that it has no reason to believe that possession and use of the leased property by the Lessee will be disturbed, interrupted or interfered with during the initial two-year term also guarantees that Lessor, except those assets already mortgaged or under liens and details to be furnished to Lessee prior to signing this agreement, shall not use "the leased property" to secure mortgages or to create any liens, encumbrances against "the leased property" without notice to Lessee and written approval should be obtained from Lessee in amount of liens and/or charges exceeding RMB650,000 whilst Lessee shall not refuse without reasonable reasons such as affecting the status of the Lessee Agreement. In case if Lessor defaults in any mortgage, liens or encumbrances and Lessee paid on his behalf, such amount should be deducted in the rental payment payable by Lessee to Lessor. In addition to any other remedies that Lessee may have, Lessee may offset the amount of any indemnification under this agreement or for any other breach of any representation or warranty made by Lessor in this agreement against the next payments then still outstanding under the lease.

9.   Noncompetition

     The Noncompetition Agreement set forth in Appendix 3 to the Joint Venture Agreement shall continue in effect during the entire term of the lease and for a period of ten (10) years from the purchase of the leased property by Lessee and shall apply to all of the current and proposed business of the Joint Venture as described in Article 8 of the Joint Venture Agreement as well as the amplifier business being transferred to the Joint Venture.

10. After signing this agreement, this agreement will be automatically invalid if not

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     approved by any required government agency or in the event Lessor involuntarily loses the ownership of or right to lease the leased property. Lessor shall return its security deposit and prepaid rental to Lessee with interest and based on the bank's loan interest rate calculating from the date received security deposit until the date return the security deposit and prepaid rental to Lessee. In the event that Lessee does not obtain and transfer the necessary manufacturing license and product safety license from the Minister of Electronic Industry so as to avoid any interruption in the continuation of the Lessee's operations during the lease term, Lessee may immediately terminate the lease without further obligation to Lessor. Lessee will be responsible for the normal fees including travelling expenses related for the transfer of above licenses to Lessee. And after the expire of the Lease Agreement, Lessee will assist to transfer the above license back to Lessor and Lessor will be responsible for all the related cost.

11. Within ten (10) days after the lease expires, Lessee shall pay cleaning fees and return the property to Lessor keeping the normal conditions, hold over will be paid as rent under the lease calculated based on the last rent, if the leased property can not be repaired or incurred damages to Lessor's leased property, Lessee shall be responsible to pay the actual cost.

12. During the leasehold, Lessee may exercise the option either to purchase part of, or the entire leased property, the purchase price shall be based on the acceptable appraisal report agreed upon by both parties, then the separate purchase contract shall be signed.

13. This agreement is executed in both Chinese and English versions shall be equally binding. Both parties agree to sign Chinese version first, the English version shall be signed thereafter, during the leasehold, if disputes arising between both parties, the Chinese and English versions to be referred.

14. All uncovered areas, shall be resolved through friendly negotiations between the parties. If negotiations are unsuccessful, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration, according to its provisional rules of arbitration procedure. The arbitration award shall be final and binding on both parties. The required costs shall be borne by the losing party. During the arbitration proceeding, this agreement shall continue to be performed except for the portion which is subject to the dispute under arbitration.

15.  This agreement shall apply the rule of laws of China.
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16.  This agreement is binding upon signing both Chinese and English versions, when the security deposit and rent are received by Lessor. This agreement pertaining both Chinese and English version, there are four (4) original copies of each version, licensor and licensee keep one set, the rest shall be submitted to the proper government authority for records.


Lessor:  Panyu Tian Le Electrical         Lessee:  Panyu D.V.S. Electrical
         Appliance Manufacturing                   Appliance Manufacturing
         Co., Ltd.
                  [SEAL]                                 [SEAL]

By:   /s/ Su Xin Rong                     By:   /s/ Dr. Edmund Sun
   --------------------------------         --------------------------------
Legal Representative: Mr. Su Xin Rong       Legal Representative: Dr. Edmund Sun


December 27, 1997